NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
Media: Blake Lewis Lewis Public Relations 214-269-2093 Ruth Sheetrit SMG Public Relations 011-972-547-555551

ALON USA PROVIDES PRELIMINARY
THIRD QUARTER EARNINGS ESTIMATE

DALLAS, TX — October 29, 2007 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) announced today that it expects to report third quarter earnings per share in the range of $0.23 to $0.29.

The company’s third quarter earnings were negatively affected by record crude oil prices in the third quarter, which resulted in lower margins, particularly in Alon’s asphalt segment as asphalt market prices did not reflect the sharp increase in costs of crude oil and other raw materials. Asphalt margins are expected to be less than $20 per ton due to the $12 per barrel increase in crude oil prices in the third quarter. This increase in crude prices was approximately double the increase in crude prices in the second quarter. A substantial portion of Alon’s asphalt sales are made pursuant to forward, fixed-price contracts and asphalt margins are negatively affected when crude prices rise prior to the asphalt delivery and positively affected when crude prices fall prior to asphalt delivery.

Also adversely affecting earnings were substantially lower West Coast margins. Refinery operating margins at the company’s California refineries for the third quarter are expected to be less than $2 per barrel versus approximately $10 per barrel in the second quarter due primarily to a $19 per barrel decrease in West Coast 3-2-1 margin. The West Coast 6-1-2-3 margin, which represents a heavy sour hydroskimming refinery margin, decreased from $12.17 per barrel in the second quarter to $2.35 per barrel in the third quarter.

Alon has scheduled a conference call on Thursday, November 8, 2007 at 10:00 a.m. eastern time to discuss third quarter 2007 results following the issuance of the company’s third quarter earnings release on Wednesday, November 7, 2007 after the market close. A live broadcast of the conference call will be available on the company’s website at www.alonusa.com.

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico primarily under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded stations.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.

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